_________________________________________________

Susan B. Esler Vice President Chief Human Resources and Communications Officer	Ashland Inc. 50 E. RiverCenter Blvd. P.O. Box 391 Covington, KY 41012-0391 Tel: 859 815-3543, Fax: 859 815-5894

November 6, 2013

John E. Panichella

Dear John:

This letter (“Letter Agreement”) will confirm the understanding between you and Ashland Inc. (“Ashland”) concerning your transfer from Ashland Specialty Ingredients (“ASI”), to Hercules Inc. (“Hercules”), where you will assume leadership of the Ashland Water Technologies (“AWT”) business unit. Your acceptance of this Letter Agreement will rescind and replace the Executive Offer Special Incentive Award you were otherwise eligible to receive based on your performance during the October 1, 2012- September 30, 2014 performance period, which had a target award amount of One Million ($1,000,000) Dollars, and a maximum potential payout of Two Million ($2,000,000) Dollars. This Letter Agreement will also rescind and replace all other agreements concerning your employment and compensation currently in place between you and ASI, Hercules and/or Ashland, to the extent said agreements are inconsistent with the terms provided herein.

Subject to the terms and conditions contained herein, in exchange for your agreement to assume leadership of the AWT business, and assist Ashland as it prepares to divest those assets of Ashland and Hercules associated with the operation of the AWT business (the “Transaction”), you will be eligible to receive the following Special Bonus Payments:

a)
If you remain employed through the date on which a definitive agreement for the Transaction is executed by Ashland and a purchaser (the “Buyer”), then Hercules will provide you with a lump sum payment equal to $500,000, less applicable withholdings, to be paid within 15 days of the date the purchase agreement is signed by the parties; and

b)
Thereafter, if you remain employed through the date on which the Transaction closes, then Hercules will provide you with a second lump sum payment equal to $500,000, less applicable withholdings, to be paid within 15 days of the date the Transaction closes.

During the term of this Letter Agreement, you will continue to receive compensation at a rate at least equivalent to your level of base pay in effect at the time this Letter Agreement was executed, and except as specifically excluded herein, you will also continue to be eligible to participate in those compensation and benefit programs offered to other regular, full-time employees of Ashland or Hercules within your salary band.

You understand and agree that the Special Bonus Payments provided for under this Letter Agreement will be made in accordance with any applicable requirements of Internal Revenue Code §409A.

In the event your employment with Hercules terminates as of the close of the Transaction, and you are not offered employment with Ashland or one of its other subsidiaries at that time,

John Panichella
November 6, 2013

nothing in this Letter Agreement will impair any right you would otherwise have to receive severance benefits under the Ashland Inc. Severance Pay Plan or under any special severance pay plan or program offered by Ashland or Buyer to employees of Hercules whose employment terminates as of the close of the Transaction, or whose subsequent employment with Buyer terminates within a six-month window thereafter.

You understand and agree that this Letter Agreement will immediately terminate (an “Early Termination”), and Hercules will be relieved of any obligation to provide any outstanding Special Bonus Payment(s) to you if any of the following occurs prior to the date on which the obligation pay a Special Bonus Payment is triggered:

i)	you voluntarily terminate your employment with Hercules;

ii)
Hercules terminates your employment for cause;  For the purposes of this letter, termination for cause will arise if you:  (a) substantially fail to perform your duties with Hercules, unless such failure is due to your incapacity as a result of physical or mental illness; or (b) you engage in willful misconduct or gross negligence in performing your duties;

iii)
in the event of your death.   Provided, however, that Hercules and/or Ashland will not be relieved of any obligations under those employee benefits plans in which you participated which arise due to your death.

This Letter Agreement shall terminate on the earlier of the date of the close of the Transaction, or the date on which an Early Termination occurs. Provided, however, that any obligations on the part of Hercules or Ashland arising under this Letter Agreement during its term, or triggered under this Letter Agreement on the date of its termination, shall survive the termination of this Letter Agreement.

This Letter Agreement does not, in any way, constitute a contract or agreement guaranteeing your continued employment. Hercules reserves the right to terminate your employment at any time, with or without cause.

If you agree with the foregoing, please sign and date each original of this Letter Agreement in the space provided for your signature, and return one original to me prior to November 15, 2013.  You may retain a copy for your records.

Should you have any questions, please feel free to contact me.
Sincerely yours,

/s/ Susan B. Esler

Agreed to and accepted
This 13th day of November, 2013.

/s/ John E. Panichella
              John E. Panichella